UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2009

ADVANT-E CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-30983	88-0339012
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2680 Indian Ripple Rd., Dayton, OH	45440
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 937-429-4288

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On October 30, 2009, the Board of Directors of Advant-e Corporation adopted a resolution to amend the Company’s Certificate of Incorporation to increase the number of its authorized common shares of stock to 100,000,000. The previously authorized number of shares was 20,000,000. In lieu of a meeting and vote of shareholders, a majority of the Company’s shareholders gave written consent to the amendment.

ITEM 8.01 OTHER EVENTS.

On October 30, 2009, the Board of Directors of Advant-e Corporation authorized a ten-for-one stock split of the Company’s common stock. All shareholders of record on November 30, 2009 will receive ten shares in exchange for each share held on that date.

On October 30, 2009, the Board of Directors of Advant-e Corporation authorized the payment of a cash dividend totaling approximately $2 million ($.03 per share after the aforementioned ten-for-one stock split). The dividend is payable in three installments of $.01 each by no later than December 31, 2009, June 30, 2010, and December 31, 2010.

On October 30, 2009 the Company was informed that its stock trading symbol (formerly AVEE) was changed, pursuant to the Company’s request, to ADVC.

The press release announcing the above described events is attached as an exhibit.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) EXHIBITS.

Exhibit Number	Description	Method of Filing

3(i)	Amendment to the Articles of Incorporation	Filed herewith

99.1	Company Press Release	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advant-e Corporation (Registrant)

October 30, 2009	By:	/S/ JASON K. WADZINSKI
Jason K. Wadzinski
Chief Executive Officer